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                                                                    EXHIBIT 6.13
                           PURCHASE AND SELL AGREEMENT


                  DATE:     MAY 4,2000

                  SUBJECT: CASTILLO #1 AND #2 WELLS AND LEASE(S) H & TC RR CO. SURVEY NO.75
                             AND SALVADOR CASTILLO SURVEY, A-282
                             JASPER COUNTY, TEXAS

                  PARTIES: MCGOWEN RESOURCES COMPANY, INC. (MCGOWEN), SELLER COASTAL OIL & GAS USA, L.P. (COASTAL), BUYER

                  EFFECTIVE DATE: MAY 1, 2000

                  CLOSING DATE:   ON OR BEFORE MAY 31, 2000

                            THIS AGREEMENT ENTERED INTO on the date recited
                  above between McGowen and Coastal for the purchase and sale of two producing wells and the associated leases, contracts, rights of way, equipment and appurtenances associated therewith located, in Jasper County, Texas, more particularly described in the attached Exhibit A.

                  SELLER'S COVENANTS:

                    1. Seller agrees at closing to deliver to Buyer an assignment of all of Seller's right, title and interest in and unto the lease(s) described in the attached Exhibit A. The form of the assignment will be in the form attached hereto as Exhibit B.

                    2. Seller agrees at closing to deliver all the files, maps, data, logs, contracts, opinions, cuttings, cores, or any other information in Seller's files to Buyer F.O.B. Dallas, Texas.

                    3. Seller agrees to allow Buyer access to the wells, files, employees, or any other information which will allow Buyer to conduct proper due diligence before closing.

                    4. Seller agrees to deliver clear and marketable title free of liens and encumbrances. Seller is not aware of any liens or encumbrances at this time except for that certain mortgage and pledge of collateral to Compass Bank, Dallas, which will be removed at closing.

                    5. Seller does not warrant the condition of the tanks, equipment, pipelines, or any other tools, machinery, devices or any other tangible thing involved in the wells or equipment and sells the same "as is".

                    6. Seller warrants that the person(s) executing the assignment have the capacity to sign the assignment on behalf of Seller and are acting with the authority of Seller.

                    7. Seller knows of no litigation, threatened litigation or outstanding claims which might result in litigation from the Seller's ownership or operation of the properties.

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                    8.   Seller warrants there are no outstanding obligations to
                         any employees or contract employees which affect the properties and will hold Buyer harmless from such claims if they arise.

                    9. Seller has made Buyer aware of the name and phone number of the pumper for the wells and has no written contract with the pumper. Buyer has indicated that pumper is an independent contractor and may be terminated without cause and with 30 days notice.

                    10. Seller agrees to execute upon closing letters in lieu of transfer orders to the purchasers of the oil and gas from the wells and will forward any revenues received by Seller for oil or gas sold after the effective date to Buyer.

                    11.  Seller warrants that all taxes are paid to date.

                    12. Seller agrees at closing to deliver a properly executed change of operator form which is required by the Texas Railroad Commission for each of the wells.

                    13. Seller stipulates there are no gas imbalances on the property and that the current oil purchaser is Gulfmark Energy, Inc., subject to a month-to-month contract and the current gas purchaser is the Vastar Silsbee Plant subject to the terms of the oil and gas lease.




BUYER'S COVENANTS:

                    1. Buyer agrees at closing to deliver $982,751.00 (US) in good funds to Seller.

                    2. Buyer agrees that it has had the opportunity to inspect the files, wells, location and any other information in the possession of the Seller and upon closing will have satisfied itself with the available information.

                    3. Buyer acknowledges that it will take delivery of the assignment in the form attached hereto as Exhibit B and will record said assignment within 30 days after closing and will deliver a recorded copy of the assignment to Seller.

                    4. Buyer agrees that it will file the necessary change of operator forms with the Railroad Commission of the State of Texas within 10 days after closing and will immediately send a copy of the filed change of operator to the Seller.

                    5. Buyer agrees that it is purchasing the property, wells and equipment "as is" and waives any recourse against the Seller for the condition of same.

                    6. Buyer has inspected the properties and accepts them "as is" and waives all claims against the Seller for any environmental or surface damages which may exist at the time of closing.


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                    7.   Buyer agrees that it has verified that all taxes were
                         paid at the time of closing and waives any future claim for tax assessments against the Seller.

                    8. Buyer warrants that the person(s) executing this agreement have the authority and capacity to execute the agreement on behalf of the Buyer.

                    The terms and conditions herein reflect the entire agreement between the Buyer and Seller and the execution of this agreement by each reflects the understanding of both parties of the conditions of sale and transfer of ownership of the properties.



                    Executed this 4th day of May, 2000 for McGowen Resources Company, Inc, (Seller) by:


                                             /s/ JAMES P. MCGOWEN
                                             ---------------------------------
                                                 James P. MCGowen, President


                    Executed this 31st day of May, 2000 for Coastal Oil & Gas USA, L.P., (Buyer) by:

                                             Coastal Oil & Gas Corporation
                                             Its General Partner

                                             /s/ GREGORY W. HUTSON
                                             ---------------------------------
                                             By: Gregory W. Hutson
                                                 Senior Vice President


                                                          [SEAL]